COMMON STOCK PURCHASE AGREEMENT


     COMMON STOCK PURCHASE AGREEMENT made as of this 12th day of April, 2005, by and among INNOVATIVE CONCEPTS, INC., a Virginia corporation (the "Company"), ICI ACQUISITION CORP., a Delaware corporation (the "Purchaser"), and ANDY FELDSTEIN (the "Stockholder").

                              W I T N E S S E T H:

     WHEREAS, the Stockholder in the aggregate owns or has the right to acquire 101,800 shares of non-voting Class A common stock, $0.001 par value per share and 7,000 shares of voting Class B common stock, $0.70 par value per share (collectively the "Common Stock"), representing all of the outstanding capital stock of the Company other than those acquired by the Company from Tell Gates and held in escrow pursuant to the Gates Stock Escrow; and

     WHEREAS, the Purchaser and the Stockholder have agreed to the sale by the Stockholder to the Purchaser of all of the outstanding Common Stock of the Company upon the terms and conditions hereinafter set forth; and

     WHEREAS, the parties intend that this Agreement shall constitute the definitive agreement referenced in the Letter of Intent (the "LOI"), Standstill Agreement (the "Standstill Agreement") and Escrow Agreement (the "Escrow Agreement"), each dated as of March 8, 2005, previously executed by and among the parties.

     NOW, THEREFORE, in consideration of the covenants, warranties and mutual agreements herein set forth, and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

1.   Definitions

     1.1 Definition of Certain Terms.

     As used herein, the following terms shall have the following meanings:

     Affiliate: means with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     Agreement: means this Stock Purchase Agreement.


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     Applicable  Law:  means  with  respect to any  Person,  any  statute,  law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority of the United States, or other foreign jurisdiction applicable to such Person or any of its Affiliates or ERISA Affiliates or any of their respective properties, assets, officers, directors, employees, consultants
or  agents  (in  connection   with  such  officer's,   director's,   employee's,
consultant's or agent's activities on behalf of such Person or any of its Affiliates or ERISA Affiliates).

     Closing: as defined in Section 4.1.

     Closing Date: as defined in Section 4.1.

     Company: as defined in the Preamble to this Agreement.

     Code: means the Internal Revenue Code of 1986, as amended, together with the U.S. Treasury rulings and regulations promulgated thereunder.

     Contracts: means all contracts, agreements, arrangements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, which relate to the Company and to which the Company is a party or is otherwise bound by, or subject to on the Closing Date, including the Material Contracts.

     Damages: means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents or independent contractors incurred in investigating, preparing for and defending any thereof, and for avoidance of doubt references in this Agreement to Damages include Environmental Liabilities.

     Deposit: means the Cash Deposit being held under the Escrow Agreement.

     Effective Date: as defined in Section 4.1.

     Employee Benefit Plan: means any pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any Employee benefit plan" as defined in Section 3(3) of ERISA to which the Company contributes or is a party or is bound or under which it may have liability and which employees or former employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit.

     Environmental Law: means all laws, regulations, statutes, codes, permits, orders, decrees, rules, judgments and decisions, including applicable precedent and principles of common law, relating to the protection of human health or the

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environment,  including,  but not limited to, those relating to (a) the release, threatened release, containment, investigation, removal, remediation, response, cleanup or abatement of any Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Hazardous Material; (c) the protection, pollution or cleanup of the Environment;
(d) the condition of any building, facility, fixture or other structure; (e) the protection of the health and safety of employees or the public.

     Environmental Liabilities: means all Damages incurred (i) to comply with, or by reason of the violation of, any Environmental Law; (ii) to investigate, respond to, remediate or otherwise which result from the release or threatened release of a Hazardous Material; or (iii) by reason of any injury to person, property or the natural resources caused by or resulting from any environmental conditions present at, created by, or arising out of the current or former operations of the Company or of any prior owner or operator of a facility or site at which the Company operates, has operated or disposes or has disposed of any Hazardous Material.

     ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

     Escrow Agent: means the firm of Beckman, Lieberman & Barandes, LLP

     Escrow Agreement: means the agreement among the Escrow Agent, Stockholder, the Company and the Purchaser in the form attached hereto as Exhibit C. Upon execution of this Agreement, the Escrow Agreement between the Company and the Purchaser in the form attached hereto shall be executed and delivered to each party.

     GAAP: means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

     Gates Note: means the Promissory Note dated September 1, 2004, in the original principal amount of $4,811,920.00, reflecting the balance of the purchase price due to Tell Gates in connection with the Gates Stock Purchase Transaction.

     Gates Stock Escrow: means the Common Stock from time to time held in escrow pursuant to an Escrow Agreement dated September 19, 2003, by and among the Company, Tell Gates and Kalbaugh, Pfund and Messersmith, P.C. (as escrow agent), to secure payment of the Gates Note and the Gates Stock Purchase Agreement.

     Gates Stock Purchase Agreement: means the Term Sheet dated July 3, 2003, by and between the Company and Tell Gates for the Company's purchase of all shares of the Company's stock previously owned by Mr. Gates.

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     Gates Stock  Purchase  Transaction:  means the  transaction  set out in the
Gates Stock Purchase Agreement, pursuant to which the Company acquired all the issued and outstanding Common Stock of Tell Gates.

     Governmental Authority: means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     Hazardous Material: means (a) any substance, pollutant, containment chemical, raw material product, byproduct, waste or other material which is now or hereafter classified, identified, listed or regulated in any concentration under or by any Environmental Law, now or hereafter in effect, or other comparable laws; (b) any petroleum, hydrocarbon, asbestos containing material, lead containing paint or plumbing, polychlorinated biphenyls, reactive materials or radon; or (c) any other substance or material or waste which is or becomes subsequently the subject of regulatory action by any Government Authority pursuant to any applicable Environmental Law.

     Indebtedness: of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) under capital leases and (d) in the nature of guarantees of the obligations described in clauses (a) through (c) above of any other Person.

     Intellectual Property: means any patent, patent application and invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, servicemark, brand mark or brand name or any pending application related thereto, or any trade secret, proprietary know-how, programs or processes or any similar rights relating to the Company, and each license or licensing agreement for any of the foregoing.

     Inventory: means all items of inventory owned or maintained by the Company including all supplies, containers, packaging materials, raw materials, work-in progress, finished goods and samples of the Company, and any claims, credits and rights of recovery with respect to the Inventory.

     Knowledge of Purchaser, Company or Stockholder: means the actual knowledge of any of: (a) Stockholder, as to matters stated by Stockholder or the Company; and (b) the Chairman of the Board and the Chief Executive Officer of Purchaser as to matters stated by Purchaser, in each case including the knowledge they would have had had they made commercially reasonable inquiry and investigation. Commercially reasonable inquiry shall include, without limitation, making reasonable inquiries of the Person(s) responsible within the Company or within Purchaser (as applicable) for the subject matter to which the relevant statement relates.

     Liability: means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

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     Lien:  means,  with  respect to any asset,  any  mortgage,  title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

     Loss: as defined in Section 12.2.

     Material: means that any deviation from the applicable matter set out in the Agreement, or any error in a given statement, alone or in the aggregate with other matters contained in the Agreement, will have a Material Adverse Effect.

     Material Adverse Effect: means any circumstance, change or effect that, individually or when taken together with all other such circumstances, changes or effects is materially adverse to the Company.

     Permitted Liens: means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory and any existing contractual Liens of landlords, Liens of the Company's institutional lender under its existing line of credit, and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iv) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP.

     Person: means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

     Tax or Taxes: means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, cost, surcharge or interest) whenever and wherever imposed or assessed by, or payable to, any Governmental Authority.

     Tax  Return:  means  all  notices,   elections,   accounts,   computations,
documentation, returns, reports, forms or other information required to be filed or which ought to be filed with respect to any Tax.

2.   Purchase and Sale of Stock

     In reliance on the representations and warranties contained herein and subject to all of the terms and conditions hereof, the Stockholder hereby agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Stockholder, on the Closing Date, all of the issued and outstanding Common Stock of the Company (the "Stock"). The Stockholder will exercise, effective as of Closing, all then issued and outstanding stock options for the Company's common stock. The exercise price for any such stock options, to the extent not previously paid to the Company, shall be credited against the Purchase Price.

3.   Purchase Price.

     Purchase Price. In full consideration of the sale of the Stock and subject to the terms and conditions hereinafter set forth, the Purchaser hereby agrees at the Closing to pay to the Stockholder Twenty Million Dollars ($20,000,000) by wire transfer in immediately available funds.

4.   The Closing.

     4.1 Place and Date

     The closing of the transactions contemplated by this Agreement shall take place at the offices of Seyfarth Shaw LLP, 815 Connecticut Avenue, N.W., Washington, D.C., or at such other place as the parties may agree upon in writing, on or before April 12, 2005, (or at such earlier time as the parties agree upon in writing). The closing is referred to in this Agreement as the "Closing" and the date of the closing is referred to herein as the "Closing Date". Unless prohibited by law, regardless of the Closing Date, the effective date of the sale of the Common Stock shall be deemed to be March 31, 2005 (the "Effective Date"), with Purchaser having all ownership rights and obligations beginning on April 1, 2005.

     4.2 Documents Delivered or to be Delivered by the Stockholder and the Company, and Documents to be Amended.

     (a) Upon execution of this Agreement: (i) the parties acknowledge that the Standstill Agreement, attached hereto as Exhibit A, shall continue in effect until the earlier of the termination of this Agreement or Closing, and is deemed to be amended accordingly; and (ii) Section 4 of the Escrow Agreement, attached hereto as Exhibit C, shall be amended as set out in Exhibit C-1 attached hereto.

     (b) Purchaser acknowledges that it has received copies of non-competition agreements previously executed in favor of the Company by those Company employees set out in Schedule 4.2(b) (the "Non-competition Agreements"), and the Company and Stockholder affirm that (i) the copies of the Non-competition Agreements provided are true and accurate, and (ii) none of the Non- competition Agreements have been modified.

     (c) At the date of this Agreement, a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement, the Standstill Agreement, and a certificate of its secretary or assistant secretary dated the date of this Agreement, to the effect that such resolutions were duly adopted and are in full force and effect shall be delivered to the Purchaser;

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     (d) At the Closing,  the  Stockholder  or the Company,  as the case may be, shall deliver to the Purchaser the following:

     (i) a certificate of the Company's secretary or its assistant secretary dated the Closing Date to the effect that the resolutions referred to in Section 4.2(c) are in full force and effect.

     (ii) stock certificates for all the Stock or, if applicable, an affidavit for any lost stock certificate (including appropriate indemnifications) in a form acceptable to Purchaser in its reasonable business judgment.

     (iii)the  opinions,   certificates   and  other  documents  or  instruments
          specified in Section 8.1 of this Agreement; and

     (e) the Stockholder and the Company shall each execute such other documents and instruments and take such action as may be necessary or reasonably requested by the Purchaser to fully vest in Purchaser full title to the Stock and place the Purchaser in possession and control of the Company and its assets.

     4.3 Documents to be Delivered by the Purchaser.

     (a) Upon execution of this Agreement, the Purchaser shall execute the Escrow Agreement in the form attached hereto as Exhibit C and deliver it to the Company and shall deliver to the Stockholder a copy of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement by the Purchaser, and a certificate of its secretary or assistant secretary, to the effect that such resolutions were duly adopted and are in full force and effect.

     (b) At the Closing, the Purchaser shall deliver to the Stockholder:

     (i) a certificate of the Purchaser's secretary or its assistant secretary dated the Closing Date to the effect that the resolutions referred to in Section 4.3(a)(ii) are in full force and effect;

     (ii) the  opinions,   certificates   and  other  documents  or  instruments
          specified in Section 8.2 of this Agreement; and

     (iii) the Purchaser shall deliver to the Stockholder the Purchase Price.

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     4.4 Form of Documents.

     Unless specifically otherwise provided herein, all documents to be delivered pursuant to this Section 4 by one party to the other party to this Agreement shall be in form and substance reasonably satisfactory to such other party and its counsel.

5. Representations and Warranties of the Stockholder and the Company.

     The Stockholder and the Company, jointly and severally, (except with respect to Sections 5.2 and 5.3 as they pertain to the legal capacity and actions of the Stockholder, in which case the Stockholder) represent and warrant to the Purchaser as of the date hereof and as of the Closing Date, as follows:

     5.1 Organization and Authority.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority (corporate and governmental) to own, operate and lease its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect on the Company. Except as set forth in Schedule 5.1, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Schedule 5.1 sets forth the jurisdictions in which the Company is incorporated and licensed or qualified to do business.

     5.2 Authorization of Agreements.

     The Stockholder has the legal capacity to execute, deliver and perform its obligations under this Agreement (including the delivery of the Stock) and the Non-Competition Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder enforceable against him in accordance with its terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. The Company has the power and authority to execute, deliver and perform its obligations under this Agreement, the Escrow Agreement and the Standstill Agreement. This Agreement, the Escrow Agreement and the Standstill Agreement have been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

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     5.3 Capital Stock.

     The authorized, issued and outstanding capital stock of the Company are set forth on Schedule 5.3. All of the outstanding capital stock of the Company has been duly authorized and is validly issued, fully paid and nonassessable. To Stockholder's and the Company's knowledge, all outstanding capital stock and any other outstanding securities of the Company were issued in compliance with all federal and state securities laws. Stockholder is the lawful, registered and beneficial owner of all the Common Stock, subject only to the Gates Stock Escrow. The Stockholder has, and on the Closing Date will convey to the Purchaser, good title to the Common Stock free and clear of any security interest, claim, Lien, pledge, option, or encumbrance whatsoever or any restrictions except for restrictions under applicable securities laws and the Gates Stock Escrow. There are, or as of the Closing Date, there shall be, no rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind authorized or outstanding to purchase or otherwise acquire from the Stockholder, the Company, or any other person, any shares of stock, or securities or obligations of any kind convertible into or exchangeable for any shares of stock, of any class of the Company or any other equity interest in the Company, except in connection with the Gates Stock Escrow and the Gates Stock Purchase Transaction. There is no proxy, or any agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the right to vote any share of Common Stock, subject only to any rights of Tell Gates in the event of an Event of Default under the Gates Note or the Gates Stock Purchase Agreement.

     5.4 No Conflicts.

     Except as set out in Schedule 5.4, the execution, delivery and performance of this Agreement, the Non-Competition Agreements, the Standstill Agreement, the Escrow Agreement and any other agreement or document contemplated herein or therein and the consummation of all of the transactions contemplated hereby and thereby: (i) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any court to which the Company is subject or any Governmental Authority; and (ii) do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any Lien upon any of the assets of the Company (except for Permitted Liens) pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or bylaws of the Company, any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument or any order, judgment, decree, statute or regulation to which the Stockholder or the Company is a party or by which the Stockholder or the Company or any of their assets may be bound, except for any such violations, conflicts, breaches, defaults or other occurrences which would not have a Material Adverse Effect on the Company, and
(iii) do not and will not require the consent of any natural person, firm, partnership, association, corporation or trust, except for any such consent which would not have had a Material Adverse Effect on the Company.

                                       9

     5.5 Financial Statements.

     (a) Schedule 5.5 sets forth the reviewed financial statements of the Company for the year ended approximately September 27, 2002, the audited financial statements of the Company for the years ended September 26, 2003 and October 1, 2004, and the unaudited financial statements for the three months ended December 31, 2004 ("Financial Statements").

     (b) Except as set forth on Schedule 5.5, for the relevant periods, the financial statements: (1) are complete and correct in all material respects; (2) present fairly the consolidated financial position of the Company at such dates and the results of operations and changes in financial position for the respective periods ended on such dates; and (3) are in conformity with generally accepted accounting principles applied on a consistent basis; and (4) are in accordance with the books and records maintained by the Company in all material respects.

     (c) Except as set forth on Schedule 5.5, as of December 31, 2004, the Company had no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, not shown and adequately provided for in the Financial Statements as of such date or in the Schedules to this Agreement or in the Notes to the Financial Statements.

     5.6 Taxes.

     The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 since 1999 for all Federal, state and local income tax purposes, and the Company and the Stockholder shall not revoke or otherwise terminate the Company's election to be taxed as an S corporation up to and including the Closing Date.

     Except with respect to Stapor Research, Inc., a wholly owned subsidiary of the Company, since 1986, the Company has not acquired stock of any other corporation, has not formed any subsidiary; and the Company has not in the past 10 years acquired assets from another corporation either in a tax free or taxable transaction. The Company has never been a member of another consolidated group within the meaning of Code Sections 1502 and 1504.

     True and correct copies of the Company's federal and state income tax returns for the years ended 2002 and 2003, have been delivered to the Purchaser. All tax returns (including information returns) required by any jurisdiction to have been filed by or with respect to the Company have been timely filed, and all taxes shown due on such returns have been paid.

     Except as set forth in Schedule 5.6, all liabilities of the Company to any jurisdiction for taxes of every kind and nature, including interest thereon and penalties with respect thereto, (collectively "Taxes") relating to any period ending on or prior to December 31, 2004, have been timely paid by the Company or are accrued and provided for in the Financial Statements for the relevant periods. Any liability for Taxes incurred by the Company since December 31, 2004 was incurred in the ordinary course of business.

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     Except as set forth in Schedule  5.6, the U.S.  federal  income tax returns and state and foreign income tax returns of the Company have not been audited by the Internal Revenue Service or other taxing authority within the past five years. Neither the Internal Revenue Service nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to the Company; there are no pending or, to the knowledge of the Company and the Stockholder, threatened tax claims or assessments; and there are no pending or, to the knowledge of the Company and the Stockholder, threatened tax examinations by any taxing authorities.

     The Company has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns for any fiscal year.

     5.7 Title to Assets.

     Except as set forth in Schedule 5.7, the Company has valid title to all of its personal property and valid leasehold interests in all real and personal property leased by it, free and clear of all claims, Liens and other encumbrances of any kind whatsoever, excluding (i) any Permitted Liens, which, in the aggregate, do not exceed $50,000; (ii) defects, zoning restrictions, restrictions on use, irregularities, encumbrances or clouds on title of real property, which do not materially impair the property affected thereby for the purpose for which it was acquired or leased; and (iii) any mortgages, pledges, security interests, restrictions and other encumbrances caused by parties other than the Company or the Stockholder relating to any leased real property, which, in the aggregate, do not materially affect the use and enjoyment of such leased real property by the Company. The Company and Stockholder have received no written notice of, nor, to the Company's and Stockholder's knowledge, any other notice, and, to the Company's and Stockholder's knowledge, there is no instrument, easement, license or grant of record, applicable zoning or building law, ordinance or administrative regulation or other impediment of any kind prohibits or interferes with, limits or impairs, or would, if not permitted by any prior nonconforming use, prohibit or interfere with or limit or impair, the use, operation, maintenance of, or access to, or the value of, the real or personal property owned or leased by the Company as presently used, operated, maintained and accessed by the Company to carry on its business as presently conducted. All of the assets and properties owned or leased by the Company are
(i)  sufficient  and adequate to carry on its  business as presently  conducted;
(ii) are in as good condition and repair as necessary to carry on its business as presently conducted, normal wear and tear excepted, and are in a state of maintenance, repair and operating condition required for the proper operation and use thereof as necessary to carry on its business as presently conducted; and (iii) comply with all applicable federal, state or local laws, ordinances, rules and regulations and with the terms and conditions of all leases and other agreements affecting or relating to any such property, except where the noncompliance with any of the foregoing does not have a Material Adverse Effect on the Company.

     5.8 Real Property.

     The Company does not own any real property. Schedule 5.8 sets forth a true and complete list of all leases of real property to which the Company is a party. Except as set forth in Schedule 5.8, the Company enjoys quiet possession under all of its leases of real property, each of which is enforceable in accordance with its terms against the lessor thereunder and (a) the Company is not in default under the terms of any of said leases; and (b) no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default by the Company or, to the Company's or to Stockholder's knowledge, any landlord.

     5.9 Personal Property.

     Schedule 5.9 hereto sets forth a true and complete list of all items of material personal property owned or leased by the Company and the location of each such item. Except as may be set out in Schedule 5.9, no shortage or damage exists in, (i) any raw materials, supplies, work in process or finished goods owned by customers or suppliers of the Company and stored upon their premises of the business or (ii) any other items of personal property owned by another for which the Company is accountable to another, and any such items referred to in clauses (i) or (ii) are described in Schedule 5.9 hereto.

     5.10 Inventory

     The inventory based on the Company's method of accounting as of December 31, 2004, and all additions thereto acquired since December 31, 2004 and now on hand, consist of items which are in good condition, of a quantity and quality usable and saleable in the ordinary course of business and are adequate and appropriate for the business of the Company as now conducted. There is no material obsolete nor slow moving inventory. Finished goods in such inventory are consistent with those previously delivered to the Company's customers. The Company and Stockholder have not received any written notice that any of the previously delivered items contain any defects or do not conform to any specifications. Based upon the foregoing, to the Company's and Stockholder's knowledge, the finished goods current in inventory conform to specifications, including without limitation all applicable governmental regulations, are free from defects and the inventory is marketable in their current condition.

     5.11 Accounts Receivable.

     All accounts receivable, net of reserves, shown on the balance sheet as of December 31, 2004, and all accounts receivable acquired by the Company since December 31, 2004, net of reserves established consistent with the reserves shown on the balance sheet as of December 31, 2004, have been collected or will be collected and are subject to no known counterclaims or setoffs, except for unliquidated customer deposit obligations associated with milestone billings as noted on Schedule 5.11. All such accounts receivable have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Company.

     5.12 Material, Service Agreements; Other Contracts.

     (a) Schedule 5.12(a) sets forth a complete list with regard to the Company of (i) all currently outstanding bids, applications or proposals submitted by any of them to provide materials or services with a value of $50,000 or more to any Person and for which the award, approval or selection is pending, (ii) all existing contracts or agreements for the provision of materials or services with a value of $50,000 or more to which the Company is a party and which has not yet been performed in full (the items referred to in the foregoing clauses (i) and
(ii) being herein collectively called the "Material/Service Agreements"). All of such Material/Service Agreements are fully performable by the Company in compliance with their terms. To the knowledge of the Company and the
Stockholder, no grounds exist for the termination or cancellation of any Material/Service Agreement by the other party thereto, except for the
Governmental Authorities' right generally to terminate for convenience the various Contracts with Governmental Authorities.

     (b) The Company is a party to numerous Contracts, many of which are de minimis in nature involving internal Company operations. However, except as disclosed in Schedule 5.12(b) hereto, the Company is not a party to or bound by any Contract which is a:

     (i) contract, commitment or arrangement involving, in any one case, $50,000 or more;

     (ii) contract with a term of, or requiring performance, more than six months from its date;

     (iii)lease or lease purchase agreement, mortgage, conditional sale or title retention agreement, indenture, security agreement, credit agreement, pledge or option with respect to any property, real or personal (tangible or intangible), in any capacity;

     (iv) commitment, contract or undertaking for the purchase or use of services, materials, supplies, inventory, machinery or equipment and involving more than $50,000 in the aggregate;

     (v)  employment contracts or agreements;

     (vi) sales representative or similar type agreements;

     (vii) contract or agreement with any labor union or other collective bargaining group;

     (viii) note, loan, credit or financing agreement or other contract for money borrowed, and all related security agreements and collateral documents, including any agreement for any commitment for future loans, credit or financing;

     (ix) guarantee;

     (x) contract or understanding regarding any capital expenditures in excess of $50,000;

     (xi) agency (sales or otherwise), distribution, brokerage (including, without limitation, any brokerage or finder's agreement or arrangement with respect to any of the transactions contemplated by this Agreement) or advertising agreement;

     (xii) contract with investment bankers, accountants, attorneys, consultants or other independent contractors;

     (xiii) shareholder agreement or contract with any stockholder (or family member thereof), director or officer of the Company or any Affiliate of such persons, except agreements or contracts referred to herein which relate to the transactions contemplated by this Agreement;

     (xiv) contract, commitment or arrangement which would restrain the Company from engaging or competing in any business or to maintain the confidentiality of any matter, except agreements made in the ordinary course of business to maintain confidentiality of their vendors and customers;

     (xv) contract, commitment or arrangement not made in the ordinary course of business;

     (xvi) permit or franchise which is material to the business of the Company, taken as a whole or license or royalty agreement requiring an annual payment of $50,000 or more by the Company; and

     (xvii) bonus, pension, savings, welfare, profit sharing, stock option, retirement, commission, executive compensation, hospitalization, insurance or similar plan providing for employee benefits or any other arrangement providing for benefit or any former or current employees or for the remuneration, direct or indirect, of the directors, officers or employees of the Company.

     (c) The Stockholder has made available to the Purchaser at the Company's offices correct and complete copies of all of the Contracts and other documents listed in Schedules 5.12(a) and 5.12(b) hereto and all amendments thereto and any waivers granted thereunder (the "Scheduled Contracts"). Except as specifically set forth on Schedules 5.12(a) and 5.12(b), the sale of the Stock to the Purchaser and the consummation of the other transactions contemplated by this Agreement are not a violation of or grounds for the modification or cancellation of any of the Scheduled Contracts or for the imposition of any penalty or security interests thereunder. Except as may be set out in Schedules 5.12(a) and 5.12(b), no unresolved disputes are pending or, to the Company's or to the Stockholder's knowledge, threatened under or in respect of any such Scheduled Contracts. The Company has no outstanding power of attorney other than routine power of attorney relating to representation before governmental agencies or given in connection with qualification to do business in another jurisdiction.

     Except as described in Schedule 5.12(a) and (b) hereto, all Scheduled Contracts described in such Schedule 5.12(a) and (b) are valid and enforceable in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. Neither the Company nor Stockholder have received written notice or, to the Company's and Stockholder's knowledge, any other notice, that there is, under any of such documents or agreements or any obligation, or covenant or condition contained therein, any existing default by the Company, or to the Company's or Stockholder's knowledge, by any other party, or any event which with notice, lapse of time, or both, would constitute a default and which would have an adverse effect of $50,000 or more on the Company.

     5.13 Intellectual Property.

     Schedule 5.13 hereto sets forth a true and complete list of all Intellectual Property and copyrights and copyright applications and renewals thereof owned by the Company (the "Intellectual Property"). All the Intellectual Property is owned by the Company free and clear of any and all licenses, Liens, claims, security interests, charges or other encumbrances or restrictions of any kind, and no licenses for the use of any of such rights or trade secrets have been granted by the Company to any third parties, except as set forth in
Schedule 5.13 hereto. All of the Intellectual Property and the trade secrets are valid, enforceable and in good standing in all material respects, and are sufficient and appropriate for the conduct of business of the Company as currently conducted and as proposed to be conducted and, subsequent to the Closing, the same will be available for use on the same terms and conditions as prior to the Closing. The sale of the Stock to the Purchaser and the consummation of the other transactions contemplated hereby will not adversely affect any rights in the Intellectual Property of the Company. To the knowledge of the Company and the Stockholder, the operation of the business of the Company does not infringe in any way on any patent, trademark, trade name, copyright, trade secret, contract, license or other similar right, of any person, and the Company does not license any such right from others except as set forth on
Schedule 5.13. No claim is pending or, to the knowledge of the Company and the Stockholder, threatened, with respect to such infringement or conflict. No other intellectual property or trade secret other than those owned or licensed by the Company is required for its business as presently conducted. The Stockholder has no knowledge of any on-going infringement by any third parties upon any of the Intellectual Property.

     5.14 Insurance.

     Schedule 5.14 hereto contains a complete and correct list of all insurance policies maintained by the Company together with a schedule of required premiums, premium payment dates and any prepaid premiums under each such policy. The Stockholder has made available to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the provisions of such policies. No notice has been received canceling or threatening to cancel or refusing to renew any of such insurance. The rights of the insured under such policies will not be terminated or adversely affected by the Closing or the consummation of the other transactions contemplated hereby. To the knowledge of the Company and the Stockholder, there is currently no basis for any insurance claim by the Company.

     5.15 Customer and Supplier Relationships.

     Attached as Schedule 5.15 is a complete and correct list of all current customers of the Company showing the sales to each for the year ended October 1, 2004 and the three months ended December 31, 2004 and of all suppliers whose sales to the Company amounted to more than $50,000 during any of such periods showing the sales of each. Except as set forth in Schedule 5.15, with respect to any such customer or supplier or group of related customers or suppliers listed thereon, the Stockholder has no knowledge that any such customer, supplier or group of related customers or suppliers has terminated, or is likely to terminate any of its business with the Company, or materially change the terms under which it is prepared to continue doing business. Except as disclosed in
Schedule 5.15 hereto, no Stockholder or director or officer of the Company or any of their family members or Affiliates has any direct or indirect interest, either by way of stock ownership or otherwise, in any firm, corporation, association or business enterprise, which competes with, is a supplier or customer of, or is a distributor or sales agent for, or is a party to any Contract with the Company.

     5.16 Environmental Compliance.

     Except as may be set out in Schedule 5.16:

     (a)  The  Company  holds  all  permits   required   under  all   applicable
Environmental Law (each of which is in full force and effect) for any of its current operations or for any property currently owned, leased or otherwise operated by it, and is and has been in compliance with all such permits;

     (b) There is not now, nor has there been, any disposal, release, or threatened release of Hazardous Material by the Company on, under, in, from or about any real property or any properties formerly owned or occupied by the Company, or which otherwise were related to the operations of the Company that has subjected or may subject the Company to Environmental Liabilities under any applicable Environmental Law;

     (c) The Company has not received any written or, to the Company's and Stockholder's knowledge, oral notice, demand, letter, claim or request for information that alleges violation of or any Environmental Liability under any Environmental Law and there are no pending proceedings, actions, investigations, orders, decrees, or injunctions relating to or otherwise alleging any Environmental Liability under any Environmental Laws.

     (d) In connection with any property currently or formerly owned, leased or otherwise operated by the Company, the Company is in compliance with all Environmental Law in all material respects;

     (e) The Company has not engaged in or permitted any operations or activities upon any properties currently or formerly owned or occupied by the Company involving the use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of any Hazardous Material except in accordance with all Applicable Laws;

     (f) To the Company's and Stockholder's knowledge, any other properties formerly owned or occupied by the Company are not now and have not during the period of ownership or occupancy by the Company been contaminated with any Hazardous Material used or generated by the Company, and no Hazardous Material has migrated from or from properties formerly owned or occupied by the Company, onto or beneath any other property;

     (g) In relation to any property currently or formerly owned or occupied by the Company during such period(s) of ownership or occupation or thereafter, the Company has not received any written notice or, to the knowledge of the Company and Stockholder, other notice that there have been any civil or criminal actions, notices of violations, administrative proceedings of any Government
Authority under any Environmental Law against the Company, nor any of its respective directors, employees, officers or agents and for which there was imposed any Environmental Liability under applicable Environmental Law;

     (h) The Company has not disposed of or arranged for the disposal of Hazardous Materials on any third party property that has or could subject it to Environmental Liability under any Environmental Law;

     (i) To the Company's and Stockholder's knowledge, the Company has not exposed any current or former employee or Person to any Hazardous Materials or condition which has subjected or could subject the Company to any Environmental Liability under any Environmental Law or otherwise;

     (j) The Company has not assumed by agreement or otherwise any liability of any Person for investigation or remediation of Hazardous Material, compliance with Environmental Law, or any claim for personal injury, property damage or damage to natural resources related to or arising under any Environmental Law;

     (k) The Company has not been required by any Government Authority to make, nor to the knowledge of Stockholder are there any circumstances which would require the Company to make, any capital or other expenditures to comply with any Environmental Law;

     (l) To the Company's and Stockholder's knowledge, the Company has no existing Environmental Liability resulting from, or caused by any act, omission or condition existing prior to the Closing nor to the knowledge of Stockholder are there any circumstances which could result in any such Environmental Liability.

     5.17 Absence of Certain Changes. Except as set forth in Schedule 5.17 or as otherwise disclosed in this Agreement, since December 31, 2004, the Company's business has been conducted in the ordinary course; and

     (a) Except as to any changes reflected in the updated financial statements through February, 2005, attached as part of Schedule 5.17, there has not been:
(i) any material change in any liabilities of the Company reflected in Financial Statements or that should be reflected as a liability on the balance sheet or
(ii) any incurrence, assumption or guarantee of any Indebtedness for borrowed money by the Company.

     (b) There has not been any commitment made, or any contract entered into, by the Company, or any waiver, amendment, termination or cancellation of any Contract by the Company, or any relinquishment of any rights hereunder by the Company, or of any other right or debt owed to the Company, other than in each such case actions taken in the ordinary course of business consistent with past practice;

     (c) There has not been any change by the Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by the Company of current practices with regard to sales, receivables, payables or accrued expenses;

     (d) There have not been: (i) any capital expenditures or commitments in an individual amount of $50,000 or an aggregate amount in excess of $50,000 for additions to property, plant, equipment or intangible capital assets or capital expenditures, or (ii) any sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any asset or property having a value of $50,000 or group of assets or properties having a value of $50,000, in the aggregate, other than in the ordinary course of business;

     (e) There has not been any payment, discharge or satisfaction of any liabilities of the Company, other than payments, discharges or satisfactions in the ordinary course of business;

     (f) There has not been the creation or imposition of any Lien (other than a "Permitted Lien") upon any of the assets and properties of the Company;

     (g) There has not been any cancellation, compromise, waiver, or release of any right or claim or Indebtedness (or series of related rights and claims);

     (h) There has not been any issuance, sale or other disposition of any capital stock of the Company, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock of the Company;

     (i) There has not been any dividend or distribution (whether in cash or in kind) or repurchase, redemption or retirement of any capital stock of the Company except in connection with the Company's obligations under the Gates Stock Purchase Agreement, or as permitted under this Agreement;

     (j) The Company has received no written notice, and to the Company's and Stockholder's knowledge, there has not been any oral threat or notification, by one or more distributors, customers or suppliers who are, individually or in the aggregate, material to the Company, of an intention to terminate or materially alter their respective business relationships or contracts with the Company. No termination or material alteration of any such relationships or Contracts occurred since October 1, 2003;

     (k) There has not been any material damage, destruction, or loss (whether or not covered by insurance) to the property or assets of the Company;

     (l) There has not been any loan to, or any other transaction with, any of the directors, officers, and employees of the Company;

     (m) Other than payments under the Gates Note, there has not been any payment of any amount to any Person outside the ordinary course of business with respect to any Liability (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the transactions contemplated hereby);

     (n) There have not been any changes in the memorandum or articles of association or other constitutional documents of the Company and no resolution of Stockholder of the Company has been passed;

     (o) The Company has not entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with, or increased compensation, bonus or other benefits payable or potentially payable to any director, officer or employee of the Company or increased benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements for the benefit of employees generally;

     (p) There has not been any collective labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company nor have any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any such employees occurred;

     (q) There has been no acquisition or disposal of any interest in real property and no rights to transfer any interest in the real property has been encumbered;

     (r) No material change has been made in the practices of ordering supplies and raw materials, shipping finished goods, invoicing customers and collecting debts;

     (s) Except for debt collection in the ordinary course of business and consistent with prior practice, no legal proceedings of any nature by or against the Company has been commenced;

     (t) No legally binding Contract, conditional or otherwise, to do any of the foregoing has been made.

     5.18 Assets of the Company

     (a) Schedule 5.18 lists all of the equipment owned and used by the Company in the conduct of the operation of its business.

     (b) Except as set forth in Schedule 5.18, the equipment material to the operation of the Company's business (i) is structurally sound and in good operating condition, ordinary wear and tear excepted, (ii) has been and is being used in the Company's business in compliance in all material respects with permits and licenses required for use or operation thereof, and Applicable Law and Environmental Law, (iii) is capable of being used for the purposes for which such equipment is now used by the Company and (iv) is sufficient to conduct its business in the manner in which it is conducted currently and as it is proposed to be conducted.

     (c) Unless otherwise indicated in the Financial Statements, the equipment described in Schedule 5.18 is valued on the books and records of the Company based on the original costs thereof, less accumulated depreciation recorded and calculated on the basis of the methodology and life specified on said schedule.

     (d) The Company owns or has valid rights to use, free and clear of all Liens except Permitted Liens, all of its assets. Such assets will be sufficient for Purchaser to continue to operate the Company in the same manner as it is conducted currently after the Closing Date.

     (e) Except as identified in Schedule 5.12(b), with regard to the equipment listed on Schedule 5.18, the Company is not a party to or is liable under a lease or hire, hire purchase, credit sale or additional sale agreement.

     5.19 Product Warranties; Defects; Liability. The Company has received no written notice, and to Company's and Stockholder's knowledge no other notice, that any product designed, manufactured, sold and delivered by the Company is defective and, to the Company's and Stockholder's knowledge, all products designed, manufactured, sold and delivered by the Company are not defective in any material respects, and have been in conformity in all material respects with Applicable Law, Environmental Law, all Contracts and all express and implied warranties. No product designed, manufactured, sold or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond (i) the applicable standard terms and conditions of sale, (ii) Applicable Laws; and
(iii) any  express  provisions  contained  in the  Contracts  as  identified  in
Schedule 5.19. Schedule 5.19 also includes copies of the standard terms and conditions of sale or lease of the products and services of the Company (containing applicable guaranty, warranty, and indemnity provisions). The Company has not received written notice of any liability (and to the knowledge of the Company and Stockholder no basis for any present or future action or proceeding giving rise to any Liability exists) as a result of the ownership, possession, or use of any product designed, manufactured, sold and delivered by the Company, and, to the Company's and Stockholder's knowledge, there has been no inquiry or investigation made in respect thereof by any Person including any Governmental Authority.

     5.20 Employees.

     Except as disclosed in Schedule 5.20:

     (a) There are no existing contracts for any Person to provide consulting services to the Company.

     (b) The Company has no profit-sharing, share option or share incentive schemes or other employee plans in relation to any employee and there are no collective bargaining agreements or arrangements with trade unions relating to the employees.

     (c) The Company has paid all relevant social security contributions and the Company has in all material respects complied with, discharged and fulfilled all requirements, liabilities and obligations (whether statutory or contractual) in relation to its employees including all relevant legislation and codes of practice under any Applicable Law in relation to employment or employees or employee representation.

     (d) No Liability has been incurred by the Company since September 30, 2003 for compensation for wrongful or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employees.

     (e) No gratuitous payment has been made or promised by the Company since September 30, 2003, in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee as a result of the transactions contemplated herein or otherwise.

     (f) There is no Person previously employed by the Company who now has or may in the future have a right to return to work (whether for reasons connected with maternity leave or absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged.

     (g) There is no pending or, to the knowledge of the Company and the Stockholder, threatened, claim by any employee or former employee of the Company on account of the Company's employment or termination of employment of that Person prior to the Closing Date including, without limitation, workers' compensation claims nor, to the knowledge of Stockholder, are there any circumstances likely to give rise to any such claim, subject only to any claims that Tell Gates would have if there is an Event of Default by the Company in its obligations arising under the Gates Note or the Gates Stock Purchase Agreement.

     (h) No key employee, or group of employees or any executive of the Company;

          (i) has given notice of his or her intention to resign prior to the Closing Date or within 12 months after the Closing Date nor to the knowledge of Stockholder is any key employee, group of employees or executive intending to do so;

          (ii) would   become   entitled   to  any  rights   (including   as  to
               compensation) as a result of the entry into, or the consummation of the transactions contemplated by this Agreement.

     (i) The Company is not a party to any agreement or engagement or practice imposing a legal obligation on it to increase the rate of remuneration of, or to make any bonus or incentive payments or any benefits in kind or any other payments to or on behalf of, any of its former, present officers or employees, either now or at any future date, other than payments due in connection with the Gates Stock Purchase Transaction.

     5.21 Affiliated Transactions.

     Except as set forth in Schedule 5.21 (a) with regard to the Company, the Company is not, nor has it been, a party to or bound by any Contract with any of its Affiliates, other than on arms-length terms which are no less favorable to the Company than those which could be obtained with a third party which is not an Affiliate and (b) no Affiliate of the Company owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used by the Company.

     5.22 No Illegal Payments.

     Neither the Company nor any of its directors, officers, employees or agents, has (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person to assist in connection with any actual or proposed transaction or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (A) which violates any Applicable Law, including but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, or might subject the Purchaser to any Damages or penalties in any civil, criminal or governmental litigation or proceeding or
(B) the non- continuation of which has had or might have a Material Adverse Effect or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

     5.23 Information Technology.

     (a) Schedule 5.23 sets forth the summary details of the material information technology owned or used by the Company and all material agreements or arrangements relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management and computer bureau services agreements) of the information technology owned or used by the Company have been disclosed.

     (b) Maintenance contracts are in force for each asset which it is normal to have maintained by independent or specialist contractors and for each asset which the Company is obliged to maintain or repair under a leasing or similar agreement. Those assets have been regularly maintained in accordance with safety regulations required to be observed in relation to them and the provisions of any applicable agreement.

     (c) All information technology used by or required to carry on the business of the Company and fulfill its existing contracts and commitments is either owned by or validly leased or licensed to the Company.

     (d) The Company has received no written notice or, to the Company's and Stockholder's knowledge, any other notice of any material defects relating to the information technology owned or used by the Company and, to the Company's and Stockholder's knowledge, there are no material defects relating to the information technology owned or used by the Company, and the information technology owned or used by the Company has the capacity and performance necessary to fulfill the requirements it currently performs.

     (e) No source code or algorithms to any software owned (either solely or jointly) by the Company has been disclosed to any Person, other than in the ordinary course of business. For the avoidance of any doubt, the Company has disclosed or released Source Code related to the IDM Software as follow: (i) for Army version 2.9H released April 21, 1999 and (ii) Air Force version 5.15 released April 17, 2001, in each case solely to the applicable Governmental Authority.

     5.24 Employee Plans.

     (a) Schedule 5.24 sets forth a true and complete list of each "employee welfare benefit plan " (as defined in Section 3(1) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multi-employer employee welfare benefit plan, on behalf of officers and employees of the Company (such multi-employer and other employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). With respect to each Welfare Benefit Plan, all contributions or premiums due by the Closing Date have been paid or accrued.

     (b) Schedule 5.24 sets forth a true and complete list of each "employee pension benefit plan " (as defined in Section 3(2) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multi-employer employee pension benefit plan, on behalf of officers and employees of the Company (such multi-employer and other employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). No Pension Benefit Plan is a "defined benefit plan" (as defined in Section 3 (35) of ERISA). With respect to each Welfare Benefit Plan including an "individual account Plan" (as defined in Section 3(34) of ERISA), all contributions due by the Closing Date have been made or will be made or accrued prior to the Closing Date.

     (c) Each Pension Benefit Plan, each Welfare Benefit Plan and each related trust agreement and annuity contract and insurance policy (and any other funding instruments) complies and has complied, both as to form and operation, to the extent applicable, with the provisions of (A) the Code in order to be tax qualified under Section 401(a) or 403(a) of the Code (with respect to a Pension Benefit Plan intended to be so qualified); (B) ERISA; and (C) such other Act as may be applicable. Each Pension Benefit Plan has received a favorable determination letter from the Internal Revenue Service and, to the Company's and Stockholder's knowledge, no event has occurred or condition exists which would adversely affect any such determination. If an amendment has been adopted to a Pension Benefit Plan after issuance of such favorable determination letter from the Internal Revenue Service, such amendment has been or may be timely submitted to the Internal Revenue Service within the applicable remedial amendment period.

     (d) The Company and, to the Company's and Stockholder's knowledge, each third party plan administrator, have administered each Welfare Benefit Plan and each Pension Benefit Plan to date in material compliance with the requirements of the Code, ERISA and all other applicable laws. All reports required by any Government Authority with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely filed, except to the extent failure to so file would not result in an aggregate cost, fine or penalty in excess of $5,000.

     (e) Neither the Company, any plan fiduciary affiliated with the Company nor, to the Company's or Stockholder's knowledge, any third party plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as described in Section 4975(c) of the Code), except to the extent that such violation would not result in an aggregate cost, fine or penalty to the Company or such fiduciary in excess of $5,000.

     (f) Schedule 5.24 lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under a previous subsection to be listed, which is maintained by the Company with respect to the compensation of any of their employees.

     (g) No liability has been incurred by the Company or other trade or business under common control with the Company (as determined under Sections 414(b), 414(c), 414(m) or 414(o) of the Code) ("Common Control Entity") on account of any termination of an employee pension benefit plan subject to Title IV of ERISA. No filing has been commenced to terminate any employee pension benefit plan subject to Title IV of ERISA maintained, or wholly or partially funded, by the Company (or any Common Control Entity). Neither the Company nor any Common Control Entity has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the date of the Closing to any employee pension benefit plan subject to Section 4064(a) of ERISA to which the Company (or any Common Control Entity) made contributions during the five years prior to the date of the Closing, or (iv) made a complete or partial withdrawal (as each is defined in Sections 4203 and 4205, respectively, of ERISA) or a reduction in contribution base units which, if sustained for three years, would constitute a partial withdrawal under Section 4205 of ERISA from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under section 4207 or 4208 of ERISA). Neither the Company nor any Common Control Entity has engaged in a transaction designed to avoid or evade liability until Title IV of ERISA within the five years preceding the Closing Date.

     (h) The Company has received no written notice or, to the Company's or Stockholder's knowledge, any other notice, of any actions, suits or claims (other than routine claims for benefits) pending and, to the Company's and Stockholder's knowledge, none could reasonably be expected to be asserted against any Pension Benefit Plan or Welfare Benefit Plan. The Company has received no written notice that any civil or criminal actions are pending or, to the knowledge of the Stockholder, threatened against any Pension Benefit Plan or Welfare Benefit Plan, or any fiduciary thereof with respect to such Plan. The Company has received no written notice that any Pension Benefit Plan or Welfare Benefit Plan is the direct or indirect subject of any audit, investigation or examination by any Governmental Authority and, to the Company's and Stockholder's knowledge, no Pension Benefit Plan or Welfare Benefit Plan is the direct or indirect subject of any audit, investigation or examination by any Governmental Authority, and no such completed audit, investigation or examination, if any, has resulted in the imposition of any fine or penalty against any Person.

     (i) All Welfare Benefit Plans, Pension Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), and all plans, agreements, arrangements and commitments referred to in subsection (i) of this Section are legally valid and binding and in full force and effect.

     (J) No Pension Benefit Plan containing a section 401(k) cash or deferred arrangement in which employees of the Company participated has been terminated.

     5.25 Books and Records. The books and all corporate (including minute books and stock records books) and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, laws and other requirements and no notice has been received or allegation made that a register or book is incorrect or should be rectified.

     5.26 Litigation; Compliance; Permits.

     Except as disclosed in Schedule 5.26 hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations pending, or, to the Company's or Stockholder's knowledge, threatened against, by or affecting the Company in which, individually or in the aggregate, an unfavorable determination could adversely affect by $50,000 or more the Company, or result in any liability of $50,000 or more on the part of the Company, or prevent, hinder or delay the execution and performance of this Agreement or any of the transactions contemplated hereby, or could declare this Agreement unlawful or cause the rescission of any of the transactions hereunder, or require the Purchaser to divest itself of the stock; nor has any such suit been pending within the two years prior to the date hereof. The Company has not received written notice of and, to the Company's and Stockholder's knowledge, has not been otherwise notified of, any violation of any applicable federal, state, local or foreign law, rule, regulation, ordinance, order or decree relating to it, or the operation of its business, and the Stockholder is not aware of any threatened claim of such violation (including any investigation) or any basis therefore.

     The Company has complied and is in compliance with, all laws, rules, regulations, ordinances, orders, judgments, decrees, writs, injunctions, building codes, safety, fire and health approvals, certificates of occupancy or other governmental restrictions applicable to it, its assets, employees and employment practices, except where the failure to so comply would not have an adverse effect of $50,000 or more on the Company, its business, assets, financial condition, employees and employment practices.

     The Company has all material governmental licenses, permits, approvals or other authorizations required for the conduct of its business as now conducted, all of which are in full force and effect; the Company has not received written notice of any action pending or, to the knowledge of the Stockholder, threatened, to terminate any rights under any such governmental licenses, permits or authorizations; and except as disclosed on Schedule 5.26 at the Closing, none of such licenses, permits, approvals and authorizations will be materially adversely affected by the sale of the Stock to the Purchaser or the consummation of the other transactions contemplated by this Agreement.

     5.27 Bank Accounts; Power of Attorney.

     Schedule 5.27 hereto correctly sets forth: (i) a list of all banks in which the Company has an account or safety deposit box, account number, purpose of such account or safety deposit box and, the names of all persons authorized to draw thereon or have access thereto; and (ii) the names of all persons holding powers of attorney from the Company and a description of the power of attorney.

     5.28 Disclosure.

     The representations and warranties contained in this Section 5 (including the schedules and exhibits required to be delivered by Stockholder or the Company to Purchaser pursuant to this Agreement) and any certificate furnished or to be furnished by Stockholder or the Company to Purchaser do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading. To the knowledge of the Company and Stockholder, there is no material fact or complex of facts or circumstances relating to the Company which may result in a Material Adverse Effect which has not been disclosed in this Agreement to Purchaser.

6. Representations and Warranties of Purchaser.

     The Purchaser represents and warrants to the Stockholder and the Company on the date hereof and on the Closing Date as follows:

     6.1 Corporate Status.

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted.

     6.2 Authority for Agreements.

     The Purchaser has the power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Escrow

Agreement have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors.

     6.3 No Conflicts.

     The execution, delivery and performance of this Agreement and the Escrow Agreement, and the consummation of the other transactions contemplated hereby and thereby, do not and will not (i) require the consent, waiver, approval, license, designation or authorization of, or declaration with, any court or any government authority or agency; or (ii) with or without the giving of notice or the passage of time or both, violate, conflict with or result in a breach or termination of, constitute a default under, accelerate or permit the acceleration of the performance required by the terms of, result in the creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the assets of the Purchaser pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or bylaws of the Purchaser or any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument, or any order, judgment, decree, statute or regulation, to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound, excluding liens created by
Purchaser in connection with obtaining debt financing to complete the transaction contemplated by this Agreement.

     6.4 Disclosure.

     The representations contained in this Section 6 and any certificate to be delivered by the Purchaser to the Company or Stockholder pursuant to this Agreement do not contain and will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6 not misleading.

     6.5 FOCI. Purchaser and its Affiliates are not subject to foreign ownership, control or influence as defined by Applicable Law relating to Contracts with United States Governmental Authorities.

7.   Covenants.

     7.1 Conduct of the Business. During the period from the date hereof to the Closing Date, the Company shall and the Stockholder shall cause the Company to conduct its business in the ordinary course of business consistent with past practice so as to maintain the same as a going concern in compliance with all Applicable Laws and will not, without the prior written consent of Purchaser, permit the Company to:

     (a) amend any of its constitutional documents in any respect;

     (b) subject to existing obligations with respect to the Gates Stock Purchase Transaction, authorize for issuance, issue, sell, deliver, redeem or repurchase or agree or commit to issue, sell, deliver, redeem or repurchase (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights);

     (c) split, combine or reclassify any of its share capital, declare, set aside or pay any dividend or other distribution (whether in cash, share capital or property or any combination thereof) in respect of its share capital, make any other actual, constructive or deemed distribution in respect of its share capital or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the sale of the Stock);

     (e) (i) incur, assume or modify any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to or investments in any other person; or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens and Tax Liens for Taxes not yet due);

     (f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units) or exercise any discretion in relation to any such arrangement or communicate to any participant in the same an intention to do the same or pay any benefits other than in accordance with the terms thereof;

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $50,000 in the aggregate (other than in connection with outsourcing agreements entered into with customers of the Company);

     (h) except as may be required as a result of a change in law, change any accounting reference date of the Company or change any of the accounting principles or practices used by it or its practices in managing debtors and creditors;

     (i) cause any right or entitlement, insurance or Contract to lapse or be varied except in the ordinary course of business;

     (j) except for the hiring of personnel as set out in Schedule 7.1, or as otherwise provided herein, enter into any new Contract obligating the Company to make payments thereunder in excess of $50,000 in any twelve-month period; or

     (k) make any substantial change in the continuation, nature or organization of the Company or take or agree in writing or otherwise to take any of the actions which would make any of the representations or warranties of the Company or Stockholder contained in this Agreement untrue or incorrect in any material respect.

     7.2 Access to Information.

     (a) Between the date hereof and the Closing Date, Stockholder will provide, or cause the Company to provide, Purchaser and its authorized representatives with reasonable access during normal business hours to the facilities of the Company, its books and records, the personnel and representatives of the Company and the customers and suppliers of the Company, provided that (i) all contact with and access to the Company shall be conducted in a manner consistent with the terms of the Confidentiality Agreement between the parties dated January 28, 2005 ("Confidentiality Agreement"), a copy of which is attached hereto as Exhibit D and is incorporated herein by this reference, (ii) Purchaser agrees that such access will give due regard to minimizing interference with the operations, activities and employees of the Company and (iii) such access and disclosure would not violate the terms of any agreement by which Stockholder or the Company is bound or any Applicable Law. For avoidance of doubt, Purchaser will not be provided with access to source codes or similar trade secrets until after Closing. (b) Between the date hereof and the Closing Date, at the request of Purchaser, Stockholder and the Company shall furnish to Purchaser and its authorized representatives financial and operating data with respect to the Company prepared in a manner consistent with the Financial Statements, including tax returns.

     7.3 Non-competition Agreements.

     Non-competition agreements between Purchaser's designee, ICI Acquisition Corp. and the Stockholder, substantially in the form attached hereto as Exhibit B, shall be executed and delivered to Purchaser at Closing.

     7.4 Expenses.

     The Purchaser and the Stockholder shall bear their own respective expenses incurred in connection with this Agreement and the transaction contemplated hereby and in connection with all obligations required to be performed by each of them under this Agreement; provided, however, that the Company may pay up to One Hundred Fifteen Thousand ($115,000) Dollars for the Company's and Stockholder's professional fees (attorney's fees and accounting fees) incurred in connection with this transaction without any adjustment in the Purchase Price.

     7.5 Resignations of Directors and Officers.

     The Stockholder shall provide to the Purchaser written resignations effective as of the Closing Date of all of the directors and officers, bank signatories and trustees of any pension, profit-sharing or similar plan of the Company. In the event that the Purchaser requests any bank signatory resignations, the Stockholder and the Company shall cause to be delivered to Purchaser written instructions to each bank at which the Company has an account or credit facility or at which the Company rents a safe deposit box informing such bank of the said resignations and revoking the authority of said persons to act with respect to said account or credit facility and to have access to said safe deposit box. The Stockholder and the Company shall also cause to be delivered to the Purchaser effective the Closing Date the written surrender by all persons holding powers of attorney from the Company of their authority and power to act under such powers of attorney.

     7.6 Minute Books, Stock Books and Corporate Records.

     The complete and correct minute books, certificate of incorporation, by-laws, stock certificate and transfer books, stock ledgers, financial and other corporate records and the corporate seal of the Company shall be delivered to the Purchaser by the Company on or before the Closing Date.

     7.7 Taxes.

     (a) Section 338(h)(10) Election. The Company and Stockholder shall join with the Purchaser in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of Company stock hereunder (collectively, a "Section 338(h)(10) Election"). Stockholder shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law, and Stockholder shall also pay any Tax imposed on the Company attributable to the making of the
Section 338(h)(10) Election, including any Tax imposed resulting from Sec. 1374 (collectively and individually the "338 Election Taxes"), provided that the aggregate of all 338 Election Taxes, whether payable by the Stockholder or by the Company, shall not exceed Fifty Thousand Dollars ($50,000.00). Purchaser shall be liable to the Stockholder for any and all 338 Election Taxes in excess of Fifty Thousand Dollars ($50,000.00) (the "Excess 338 Election Taxes"), and shall pay to the Stockholder any amount equal to the Excess 338 Election Taxes within ten (10) days after the Stockholder notifies the Purchaser of same and provides a copy of the applicable portion(s) of any relevant Tax Returns. The Stockholder shall indemnify Purchaser and the Company against any adverse consequences arising out of any failure to pay any 338 Election Taxes up to and equal to Fifty Thousand Dollars ($50,000.00), or any failure of the Company or the Stockholder in properly electing its S corporation status in 1999 and maintaining its S corporation status through and including the date of Closing. The Purchaser shall indemnify and hold harmless the Stockholder with respect to any Excess 338 Election Taxes.

     (b) Purchase Price Allocation. Purchaser, the Company, and the Stockholder agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with Code
Section 338 and Section 1060 and the regulations thereunder. Purchaser, the Company, and the Stockholder shall file all Tax Returns in a manner consistent with such allocation and values. Purchaser shall propose an allocation for the Acquisition and Stockholder shall have ten (10) days to note any objection to the proposed allocation. Any dispute shall be settled by an independent appraiser or accounting firm to be mutually appointed by the Purchaser and the Stockholder.

     (c) Tax Periods Ending on or before Closing Date: The Stockholder shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company for all periods ending on or prior to the Effective Date that are due and filed after the Effective Date (the "Pre- Closing Tax Returns"). Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company for all periods ending after the Effective Date that are due and filed after the Effective Date (the "Post-Closing Tax Returns"). For avoidance of doubt, the Post-Closing Tax Returns also include any Tax Returns which include both (i) any period prior to or including the Effective Date, and (ii) any period after the Effective Date.

     (d) Cooperation on Tax Matters.

     (i) Purchaser, the Company, and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Company agree
(A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Purchaser or the Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties (including also the Stockholder) reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Purchaser, as the case may be, shall allow the other party to take possession of such books and records.

     (ii) Purchaser and the Company further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby), although no party shall be required to commence litigation to obtain same.

     (e)  Certain  Taxes.  All  transfer,   documentary,   sales,   use,  stamp,
registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Stockholder when due. The Stockholder shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Company and the Purchaser shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The Purchaser and the Company each agree to cooperate with the Stockholder to minimize any such Taxes.

     (f) Tax Indemnification. Stockholder shall indemnify the Company, Purchaser, and each Purchaser Affiliate and hold them harmless from and against [without duplication], any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of the Company due under, or in connection with, the Pre-Closing Tax Returns. Purchaser shall indemnify the Company, the Stockholder, and each Company Affiliate and hold them harmless from and against [without duplication], any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of the Company due under, or in connection with, the Post- Closing Tax Returns.

     7.8 Assignment of Lease.

     Pursuant to Section 25.9 of the Deed of Lease dated July 19, 2002, as amended (the "Lease"), for the Company's facilities at 8200 Greensboro Drive, McLean, Virginia, no consent of the landlord is required for continuation of the Lease after the Acquisition. To the extent Purchaser subsequently elects to merge the Company with any other entity, or to assign the Lease to another entity, it will do so subject to and in accordance with the provisions of the Lease.

     7.9 Approvals and Consents

     (a) The parties shall use their respective best efforts to obtain all consents, waivers, approvals, authorizations or orders, including, without limitation, (a) all regulatory rulings and approvals of any Governmental Authority and (b) all actions, consents, approvals, novations or waivers from any party to any Contract that is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Purchaser recognizes and acknowledges that required novations, if any, will not be obtained prior to Closing and agrees that the failure to have these novations by the Closing Date will not delay Closing.

     (b) Stockholder, the Company and Purchaser will, as promptly as practicable, take all steps necessary or desirable to obtain all consents, waivers, approvals, authorizations or orders, or make all registrations, declarations or filings with and give all notices to all applicable Government Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, with the agreement that any required novations will be sought after Closing.

     7.10 Additional Agreements; Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) contesting any legal proceeding challenging the transactions contemplated hereby, and (b) executing any additional instruments necessary to consummate the transactions contemplated hereby and thereby. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     7.11 Public Announcements. On and after the date hereof and through the Closing Date, Stockholder, the Company and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties' written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required in the opinion of their counsel by Applicable Law or applicable stock exchange rule or any listing agreement of any party hereto.

     7.12 Notice of Developments. Each party will give prompt written notice to the other party of any development causing a breach of any of its own representations and warranties in Sections 5 and 6 above, and each party shall have ten (10) days from the date of such notice to cure any such breach, provided that, (i) if the breach cannot be cured within the ten (10) day period, and (ii) the breaching party commences to cure within the initial 10 days and thereafter diligently prosecutes the cure to completion, then the time to cure any such breach shall be extended to such time as reasonably may be necessary to cure the breach, not to exceed thirty (30) days from the original date of the notice. No disclosure by any party pursuant to this Section 7.12, by itself, however, shall be deemed to amend or supplement the schedules or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

     7.13 Exclusivity. The extent to which Purchaser and the Stockholder have agreed to commit the resources necessary to proceed with negotiation toward the execution of definitive purchase agreements to consummate the transactions contemplated herein, is reflected in the Standstill Agreement, the terms of which are incorporated by reference herein and shall be fully operative as if set forth at length hereat until the Closing Date unless this Agreement is sooner terminated pursuant to Sections 9.1(a) or (c).

     7.14 [Intentionally Omitted]

     7.15 Payment of Gates Note and other Contracts. At Closing, the Purchaser shall pay in full the then outstanding balance due under the Gates Note. As of the Closing Date, Purchaser shall ensure that the Company continues to fully and timely perform all financial and other obligations under the Contracts. Purchaser agrees to indemnify and hold the Stockholder harmless from and against any and all claims, damages or Losses of any kind pertaining to or arising from any breach of this covenant or any failure by the Company to fully and timely perform its obligations under the Contracts or under the Gates Note.

8.   Conditions Precedent.

     8.1 Conditions to Obligations of the Purchaser.

     The obligation of the Purchaser to pay the Purchase Price to the Stockholder and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by the Purchaser) at or prior to the Closing, of the following additional conditions:

     (a) Representations, Performance. The representations and warranties contained in Section 4 hereof shall be true in all material respects at and as of the date hereof and shall be repeated and shall be true in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby. The Stockholder and the Company shall have each duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by each prior to or on the Closing Date. The Stockholder and the Company shall have delivered to the Purchaser a certificate dated the Closing Date to the effect set forth in this Section 8.1(a).

     (b) Consents Under Scheduled Contracts. All required consents to the sale of the Stock or any of the other transactions contemplated hereby under any Scheduled Contracts shall have been obtained, except with respect to those that cannot be obtained prior to Closing (for example, novations, to the extent any are required).

     (c) Litigation. No suit, action or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damage or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of the assets, business or condition (financial or otherwise) of the Company.

     (d) Opinions of Counsel. The Purchaser shall have received a favorable opinion, addressed to the Purchaser and dated the Closing Date, of Seyfarth Shaw LLP for the Company and the Stockholder, in the form attached hereto as Exhibit E.

     (e) Proceedings and Documentation. All corporate and other proceedings of the Company and its Stockholder in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in substance and form to the Purchaser and the Purchaser's counsel in their reasonable judgment, and the Purchaser and the Purchaser's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which the Company is entitled and as may be reasonably requested.

     (g) Damage to Property. No portion of the plants, machinery or equipment of or occupied by the Company material to the operation of the business of the Company shall, after the date hereof and before the Closing Date, be materially damaged, destroyed or taken by condemnation or eminent domain.

     (h) Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are necessary for the consummation of the transactions contemplated hereby shall have been obtained.

     (i) Escrow Agreement. [INTENTIONALLY OMITTED]

     (j) Standstill Agreement. [INTENTIONALLY OMITTED]

     (k) Non-Competition Agreements. There shall have been delivered to the Purchaser the Non-Competition Agreement of the Stockholder with ICI Acquisition Corp.

     (l) Good Standing Certificates. The Stockholder shall have delivered to the Purchaser certificates as of a date not more than 15 days prior to the Closing Date attesting to the good standing of the Company as a corporation in its jurisdiction of incorporation by the Secretary of State of the applicable jurisdiction.

     (m) Real Estate Lease. [INTENTIONALLY OMITTED]

     8.2 Conditions to Obligations of the Stockholder and the Company.

     The obligation of the Stockholder and the Company to deliver the Stock and to satisfy their respective obligations hereunder shall be subject to the fulfillment (or waiver by the Stockholder), on or prior to the Closing Date, of the following conditions:

     (a) Representations, Performance, Etc. The representations and warranties of the Purchaser contained in Section 6 hereof shall be true in all material respects at and as of the date hereof and shall be repeated and shall be true in all material respects at and as of the Closing Date with the same effect as though made at and as of such time. The Purchaser shall have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Purchaser shall have delivered to the Stockholder an officer's certificate dated the Closing Date to the effect set forth above in this Section 8.2(a).

     (b) Opinion of Counsel. The Stockholder shall have received a favorable opinion, addressed to the Stockholder and dated the Closing Date, of Beckman, Lieberman & Barandes, LLP, counsel for the Purchaser, in the form attached hereto as Exhibit F.

     (c) Proceedings and Documentation. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be satisfactory in substance and form to the Stockholder and Stockholder's counsel, and the Stockholder and Stockholder's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which the Stockholder is entitled and as may be reasonably requested.

     (d) Escrow Agreement. [INTENTIONALLY OMITTED]

     (e) Delivery of Purchase Price. The Purchase Price has been delivered in full.

9. Termination; Amendment; Waiver.

     9.1 Termination.

     This Agreement may be terminated at any time prior to the Closing Date:

     (a) by mutual consent of the parties.

     (b) by the Purchaser by notice to the Company and to the Stockholder, (i) if any of the conditions set forth in Section 8.1 hereof shall not have been fulfilled by Stockholder and the Company at the time(s) specified for same, or
(ii) if any material default under or breach of any covenant, agreement or condition of this Agreement, or any misrepresentation or breach of any warranty contained herein, on the part of the Company or Stockholder shall have occurred and, after proper notice, shall not have been cured.

     (c) by the Stockholder by notice to the Purchaser, (i) if any of the conditions set forth in Section 8.2 hereof shall not have been fulfilled by Purchaser at the time(s) specified for same, or (ii) if any material default under or breach of any agreement or condition of this Agreement, or any misrepresentation or breach of any warranty contained herein, on the part of the Purchaser shall have occurred and, after proper notice, shall not have been cured.

     (d) Except as set forth in paragraph (e) and in the Escrow Agreement, in the event of the failure to close the transaction contemplated hereby or termination of this Agreement pursuant to the provisions of Section 9 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders in respect of this Agreement, except that the Confidentiality Agreement shall survive any termination of this Agreement.

     (e) If the Company and the Stockholder fail to consummate the transaction contemplated by 5:00 p.m. EST on April 15, 2005, notwithstanding that the Purchaser has fulfilled or is prepared to fulfill all of its obligations on the Closing Date, all of the conditions set forth in Section 8.2 and is not in default under or in breach of any agreement, condition, representation or warranty contained in this Agreement, the Purchaser shall be entitled to seek and obtain injunctive and other equitable relief to enforce the consummation and Closing of this Agreement in accordance with the terms hereof.

     (g) Upon a termination of this Agreement, the Deposit will be returned to Purchaser or to the Stockholder as provided in the Escrow Agreement, as modified pursuant to this Agreement.

     9.2 Amendment.

     This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

10.  Survival.

     10.1 Survival.

     The representations, warranties, agreements and indemnities contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of such parties, and the completion of the transactions contemplated herein, provided that (i) all such representations, warranties, agreements and indemnities of the Company and Stockholder shall terminate two (2) years after the Closing Date, except for the representations and warranties in Sections 5.13, 5.16, 5.19 and 5.22, which shall terminate on the earlier of the expiration of the applicable statute of limitations or five
(5) years after the Closing Date; and (ii) all such representations, warranties, agreements and indemnities of the Purchaser shall terminate two (2) years after the Closing Date.

11. Miscellaneous.

     11.1 Consent to Jurisdiction and Waivers For Injunctive Relief.

     The Purchaser, the Company and the Stockholder each irrevocably consents that any legal action or proceeding for equitable relief which may be brought against any of them pursuant to the terms of this Agreement which arise out of or in any manner related to this Agreement may be brought either (a) in any state or federal court located in the State of New York located in New York County, or (b) in the Circuit Court for Fairfax County, Virginia or in the United States District Court for the Eastern District of Virginia. The Purchaser and the Stockholder by the execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding. The Purchaser and the Stockholder further irrevocably consent to the service of any complaint, summons notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by any other manner provided for in Section 11.3. The Purchaser and the Stockholder hereby expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section shall affect or impair in any manner or to any extent the right of the Purchaser to commence legal proceedings for equitable relief or otherwise proceed for equitable relief.

     11.2 Severability.

     If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

     11.3 Notices.

     All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, recognized national or international air courier or by facsimile transmission electronically confirmed:

        if to Purchaser:

        c/o ICI Acquisition Corp.
        101 North Point Boulevard
        Lancaster, Pennsylvania  17601-4133
        Fax:   717-397-9503
        Attn:  Mr. Myron Levy, Chief Executive Officer

        with a copy to:

        David H. Lieberman, Esq.
        Beckman, Lieberman & Barandes, LLP
        100 Jericho Quadrangle, Suite 329
        Jericho, New York 11753
        Fax: (516) 433-5858
        if to the Company or Stockholder:

        Mr. Andy Feldstein
        Innovative Concepts, Inc.
        8200 Greensboro Drive, Suite 700
        McLean, Virginia  22102

        with a copy to:

        Robert Bodansky, Esq.
        Seyfarth Shaw LLP
        815 Connecticut Avenue, N.W., Suite 500
        Washington, D.C.  20006-4004

     (if to the Company prior to the Closing Date, to the Stockholder, as aforesaid, and after the Closing Date, to the Purchaser, as aforesaid)

or, in each case, at such other address as may be specified in writing to the other parties.

     11.4 Waiver.

     Any party may waive compliance by another with any of the provisions of this agreement. No waiver of any provisions shall be construed as a waiver of any other provision or a future waiver of any other provision hereof. Any waiver must be in writing.

     11.5 Brokers, Finders, etc.

     The Company, Stockholder and Purchaser represent and warrant to each other that they have not dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement, other than the Stockholder and Purchaser each engaging Tuvia Barak under separate agreements. Purchaser and the Stockholder shall each pay and perform their respective obligations for such services to Mr. Barak and shall indemnify and hold harmless the other parties hereto with respect to any and all claims or Losses (as defined in Section 12.2) incurred as a result of a breach of this provision.

     11.6 Assignment.

     The Purchaser may not assign any of its rights or obligations hereunder without the prior written consent of the Stockholder, except that such consent shall not be required for an assignment to a direct or indirect wholly-owned subsidiary of the Purchaser, which subsidiary, at and contemporaneously with the Closing, may be merged with the Company, provided that in the event of any such assignment and/or merger with or without the consent of the Stockholder, as the

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case may be, the Purchaser and any such subsidiary or merged subsidiary, jointly and severally,  shall remain subject to the Purchaser's  obligations  hereunder,
including,   without  limitation,   the  full  and  timely  performance  of  all
obligations of the Company under the Contracts and the Gates Note after the Closing Date. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     11.7 Miscellaneous.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, applicable to contracts made and to be performed in Delaware. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. The rights and obligations contained in this Agreement are solely for the benefit of the parties hereto and are not intended to benefit or be enforceable by any other party, under the third party beneficiary doctrine or otherwise.

     11.8. Counterparts. This instrument may be executed in any number of counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument with the same effect as if all parties hereto had signed the same counterpart and signature page. In making proof of this instrument, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such instrument is sought. In addition, any signature page and related notary acknowledgments may be detached from any counterpart of this instrument without impairing the legal effect of any signatures thereon, and such signature page and related notary acknowledgments may be attached to another counterpart of this instrument having attached to it one or more additional signature pages and related notary acknowledgments.

12.  Limitations on Stockholder's Liability.

     12.1 Minimum Threshold and Maximum Liabilities. Notwithstanding anything to the contrary in this Agreement, in no event shall the Stockholder be liable to Purchaser, its successors or assigns, or be required to indemnify Purchaser, its successors or assigns, for any Loss pertaining to or arising from this Agreement, or from the breach of any representation or warranty of the Company or of the Stockholder hereunder: (a) unless the amount of such Loss, when aggregated with all other such Losses of such Persons, shall exceed One Hundred Thousand Dollars ($100,000.00) (the "Minimum Threshold"), and then only to the extent of such excess; and (b) for any Losses which, in the aggregate are in excess of (i) Four Million Dollars ($4,000,000.00) (the "Maximum Liability"), if such Losses are asserted by the Purchaser on or before the second (2nd)

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

anniversary  of the Closing  Date (i.e.,  within two (2) years after the Closing
Date), or (ii) One Million Dollars ($1,000,000.00), if such Losses are asserted by the Purchaser at any time after the second (2nd) anniversary of the Closing
Date and before the earlier of (A) the fifth (5th) anniversary of the Closing Date or (B) the expiration of the statute of limitations applicable to a given claim (the 5th anniversary of the Closing Date, or the expiration of the statute of limitations period, as applicable, is referred to as the "Expiration of the Claims Period"). The Stockholder shall not be liable for any Losses asserted after the Expiration of the Claims Period, time being of the essence.

     12.2 Loss. The term "Loss" (in its singular and plural form as appropriate) means, to the extent not covered by insurance from time to time maintained by the Company, any loss, liability, obligation, claim, demand, lawsuit, action, payment, assessment, costs, expenses (including without limitation, (i) interest, penalties, fines, and reasonable attorneys' fees and expenses, (ii) reasonable attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) reasonable consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing, in each case whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

     12.3 Recovery From Third Parties. In the event any representation or warranty of the Company or of Stockholder is incorrect in any material respect due to an act or omission of a third party (for example, the Company's accountants or Welfare Benefit Plan or Pension Benefit Plan Administrators), Purchaser will first cause the Company to take all commercially reasonable actions to enforce its rights and remedies against, and to recover any damages from, the applicable third party, prior to prosecuting any claims against Stockholder under this Agreement.

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


     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                                PURCHASER

                                                ICI ACQUISITION CORP.

                                                /s/ Myron Levy
                                                ______________________________
                                                By:     Myron Levy
                                                Title:  Vice President

                                                COMPANY

                                                INNOVATIVE CONCEPTS, INC.
                                                /s/ Andy Feldstein
                                                ______________________________
                                                By:     Andy Feldstein
                                                Title:  President


                                                STOCKHOLDER
                                                /s/ Andy Feldstein
                                                ______________________________
                                                Andy Feldstein



        EXHIBITS

        Exhibit A:      Standstill Agreement
        Exhibit B:      Form of Non-Competition Agreement
        Exhibit C:      Escrow Agreement
        Exhibit C-1:    Amendment to Escrow Agreement
        Exhibit D:      Confidentiality Agreement (1/27/05)
        Exhibit E:      Form of Opinion (Stockholder/Company Counsel)
        Exhibit F:      Form of Opinion (Purchaser's Counsel)

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